SECURITIES PLEDGE AGREEMENT

            This SECURITIES PLEDGE AGREEMENT (as amended, modified, renewed, supplemented, replaced or extended from time to time, this “Agreement”) dated this 8th day of August, 2013 by CARDERO RESOURCE CORP., a corporation existing under the laws of the Province of British Columbia (hereinafter referred to as the “Pledgor”) to and in favour of E.L. II Properties Trust and Kopple Family Partnership, L.P. (collectively, the “Lenders”).

WHEREAS:

A.

The Pledgor is indebted or liable or may become indebted or liable to the Lenders in connection with Senior Secured Notes dated the date hereof (amended, modified, renewed, supplemented, replaced or extended from time to time, the “Notes”).

B.	The Pledgor has agreed to grant a security interest in and pledge the Collateral (as defined below) to the Lenders in order to secure the payment and performance of the Obligations (as defined below).

NOW THEREFORE, to induce the Lenders to extend credit to the Pledgor, and in consideration thereof, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Pledgor and the Lenders agree as follows:

ARTICLE 1
INTERPRETATION

1.1        Definitions.

In this Agreement, unless the context expressly or by necessary implication otherwise requires, the following words and phrases will have the meaning set forth below:

“Adverse Claim” has the meaning ascribed thereto in the Securities Transfer Act, 2006 (Ontario);

“Agreement” means this securities pledge agreement and all amendments made hereto by written agreement between the Pledgor and the Lenders;

“Collateral” means the property and assets subject to the Security Interest constituted by Section 2.1 hereof, including, without limitation, the Pledged Securities;

“Event of Default” has the meaning ascribed thereto in the Notes;

“Guarantor” has the meaning ascribed thereto in the Notes;

“Law” shall mean all statutes, codes, ordinances, decrees, rules, regulations, customs, treaties, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, directives, customs, policies or guidelines whether or not having the force of law, or any provisions of the foregoing;

“Lender’s Default Notice” has the meaning ascribed thereto in the Notes;

“Luxor” means collectively, Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Wavefront, LP and OC 19 Master Fund, L.P. – LCG;

“Luxor Notes” means the senior secured notes of the Corporation dated April 22, 2013 issued to Luxor having an aggregate principal amount of $5,500,000;

“Subsidiaries” has the meaning ascribed thereto in the Notes;

“Notes” has the meaning ascribed thereto in the recitals to this Agreement;

“Obligations” means any and all indebtedness, liabilities and obligations of the Pledgor to the Lenders under and in connection with the Notes;

“Permitted Encumbrances” has the meaning ascribed thereto in the Notes;

“Person” has the meaning ascribed thereto in the Notes;

“Pledged Securities” means all of the shares in the capital of the Guarantor now owned or hereafter acquired by the Pledgor, including, without limitation, the common shares, represented by share certificate nos. 79-C, 96-C, 125-C, 133-C, 147-C, 148-C and 149-C; and

“Security Interest” means a mortgage, hypothec, title retention, pledge, lien, right of set-off, charge, security interest, Adverse Claim or other encumbrance whatsoever, whether fixed or floating and howsoever created or arising.

1.2        Sections and Headings.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3        Extended Meanings.

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organisations and corporations.

ARTICLE 2
GRANT OF SECURITY INTEREST AND PLEDGE

2.1        Grant and Pledge of Collateral.

As general and continuing collateral security for the payment and performance of all Obligations, the Pledgor hereby, subject to Permitted Encumbrances, mortgages, charges, assigns, transfers, delivers, pledges, hypothecates and creates a Security Interest in, to and in favour of the Lenders, all right, title and interest which the Pledgor now has or may hereafter acquire in and to the following:

(a)	all Pledged Securities, together with any renewals thereof, substitutions thereof or additions thereto and all certificates and instruments evidencing or representing the Pledged Securities;

(b)

any and all dividends, as and where declared, whether in shares, money or property, received or receivable upon or in respect of any Pledged Securities and all interest payments and money or other property paid or payable on account of any return on, or repayment of, capital in respect of any Pledged Securities or that will in any way be charged to, or be payable out of, the capital of the Guarantor in respect thereof;

(c)

any and all other property that may at any time be received or receivable by or otherwise distributed to the Pledgor in respect of, or in substitution for, or in addition to, or in exchange for, or on account of, any of the foregoing, including, without limitation, any shares or other securities resulting from the subdivision, consolidation, change, conversion or reclassification of any of the Pledged Securities, or the reorganization or amalgamation of Guarantor with any other body corporate, or the occurrence of any event which results in the substitution or exchange of the Pledged Securities; and

(d)

any and all cash, securities and other proceeds in respect of the foregoing and all rights and interest of the Pledgor in respect thereof or evidenced thereby including, without limiting the generality of the foregoing, all money received or receivable from time to time by the Pledgor in connection with the sale of any of the Pledged Securities.

2.2        Delivery of Collateral.

All certificates, instruments or other documents representing the Pledged Securities, duly endorsed for transfer or accompanied by powers of attorney satisfactory to the Lenders, shall forthwith be delivered immediately except share certificates 79-C, 96-C, 125-C, 133-C, 147-C, 148-C and 149-C which shall be delivered forthwith upon their return to the Corporation from Luxor in accordance with Luxor’s obligations under Section 10.6 of the Luxor Notes, to and remain in the custody of the Lenders or their nominee. All certificates, instruments or other documents representing or evidencing any additional Pledged Securities hereinafter acquired by the Pledgor shall forthwith after issuance be delivered to and remain in the custody of the Lenders or their nominee. All Pledged Securities may, at the option of the Lenders, be registered in the name of the Lenders or their nominee. If requested by the Lenders, the Pledgor will execute and deliver to the Lenders a stock transfer direction to the transfer agent of the Pledged Securities.

2.3        Attachment.

The Pledgor and the Lenders hereby acknowledge that value has been given, the Pledgor has rights in the Collateral and the Pledgor and the Lenders have not agreed to postpone the time for attachment.

ARTICLE 3
REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1        Representations and Warranties of the Pledgor.

The Pledgor hereby represents and warrants to the Lenders, upon each of which representations and warranties the Lenders specifically relies, as follows:

(a)

the Pledgor is and will be the sole registered and beneficial owner of the Collateral now in existence or acquired hereafter, free of any Security Interest other than Security Interests in favour of the Lenders and Permitted Encumbrances with full right to mortgage, charge, assign, transfer, deliver, pledge and hypothecate the Pledged Securities to the Lenders pursuant hereto;

(b)	any shares of Guarantor forming part of the Pledged Securities will be validly issued, fully paid and non-assessable and shall not be subject to any lien in favour of the Guarantor;

(c)

there is no existing agreement, option, right or privilege capable of becoming an agreement or option pursuant to which the Pledgor would be required to sell or otherwise dispose of any of the Pledged Securities; and

(d)

the Security Interest created hereby will constitute a valid perfected Security Interest in the Pledged Securities upon delivery of the share certificates representing the Pledged Securities to the Lenders or upon registration of notice thereof in prescribed form under applicable personal property security legislation, if such registration is required in order to perfect a Security Interest in the Pledged Securities.

3.2        Covenants of Pledgor.

The Pledgor covenants to and in favour of the Lenders that until all the Obligations are indefeasibly performed and paid in full, it shall:

(a)	defend the Lenders’ right, title and Security Interest in and to the Collateral;

(b)

except to the extent permitted by Section 4.2, not (and shall not purport to) sell or dispose of, transfer, relinquish or otherwise deal with, any of its interest in the Pledged Securities or other Collateral or incur or permit to exist any Security Interest other than Permitted Encumbrances or any Security Interest that is in favour of the Lenders in or with respect to any of the Pledged Securities or other Collateral;

(c)

ensure that at the request of the Lenders all Pledged Securities shall be registered in the name of the Lenders or their nominee, that any certificates representing the Pledged Securities shall be forthwith delivered to and remain in the custody of the Lenders or their nominee, and that all certificates, instruments or other documents representing or evidencing any Pledged Securities shall forthwith after issuance be delivered to, and remain in the custody of, the Lenders or their nominee;

(d)

ensure that such stock powers of attorney and similar documents with respect to the Pledged Securities as the Lenders may reasonably request, satisfactory in the form and substance to the Lenders, shall be delivered to the Lenders or their nominee from time to time upon request; and

(e)

not, with respect to the Pledge Securities, enter into, amend, or waive any right or obligation under, any shareholder agreement, voting agreement, voting trust, trust deed, irrevocable proxy or other similar agreements or instruments.

ARTICLE 4
DEALING WITH COLLATERAL

4.1	Rights and Duties of the Lenders.

(a)

The Lenders shall have and be entitled to exercise all such powers hereunder as are specifically delegated to the Lenders by the terms hereof, together with such powers as are incidental thereto. The Lenders may execute any of their duties hereunder by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to their duties hereunder.

(b)

The Lenders and any nominee on their behalf shall be bound to exercise in the holding of the Pledged Securities and other Collateral the same degree of care as it would exercise with respect to similar property of their own of similar value held in the same place. The Lenders and any other nominee on their behalf shall be deemed to have exercised reasonable care with respect to the custody and preservation of the Collateral if they take such action for this purpose as the Pledgor shall reasonably request in writing, but failure of the Lenders or their nominee to comply with any such request shall not in and of itself be deemed a failure to exercise reasonable care, and no failure of the Lenders or their nominee to preserve or protect any rights with respect to the Collateral, or to do any act with respect to preservation of the Collateral not so requested by the Pledgor, shall in and of itself be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. Neither the Lenders nor any nominee acting on their behalf, nor any director, officer or employee of the Lenders shall be liable for any action taken or omitted to be taken by them hereunder or in connection herewith except for their own gross negligence or wilful misconduct. The Lenders are hereby released from all responsibilities for any depreciation in or loss of value of any part of the Collateral except for such depreciation or loss of value that is the result of the Lenders’ (or their authorized agents’ or nominee’s or that or their officers, directors or employees) gross negligence or wilful misconduct.

4.2	Voting Rights.

(a)

Unless an Event of Default has occurred and has not been waived in writing by the Lenders, the Pledgor is entitled to exercise all the rights and powers of a holder of such securities including, without limitation, the right to vote from time to time exercisable in respect of the Collateral and to give proxies, consents and waivers in respect thereof. No such action may be taken if it would violate or be inconsistent with the Notes, any other document to which the Pledgor is a party, or this Agreement or any other agreements relating thereto or hereto or would have the effect of reducing the value of the Collateral as security for the Obligations or imposing any restriction on the transferability of any of the Collateral.

(b)

Upon the occurrence of an Event of Default which has not been waived in writing by the Lenders, the rights and powers of the Pledgor as a holder of such securities including, without limitation, the right to vote the Collateral, will cease immediately and the Lenders will have the right to exercise the rights and powers related to such Collateral, including, without limitation, the right to vote unless the Lenders shall have given a notice to the Pledgor permitting the Pledgor to continue to exercise such rights and powers subject to any limitations set forth in such notice.

4.3	Dividends and Interest Payments.

Subject to Section 2.1:

(a)

Unless an Event of Default has occurred and has not been waived in writing by the Lenders, the Pledgor is entitled to receive all dividend payments or other distributions or interest payments, whether any such amount are paid in cash, securities or otherwise in respect of the Collateral.

(b)

Upon the occurrence of an Event of Default which has not been waived in writing by the Lenders, all rights of the Pledgor pursuant to Section 4.3(a) shall cease and the Lenders will have the sole and exclusive right and authority to receive and retain all payments that the Pledgor would otherwise be authorised to retain pursuant to Section 4.3(a). All money and other property received by the Lenders pursuant to the provisions of this Section 4.3(b) may be applied on account of the Obligations or may be retained by the Lenders as additional Collateral hereunder and be applied in accordance with the provisions of this Agreement.

4.4	Restricted Securities

(a)

The Lenders acknowledge that the Pledged Securities, upon transfer to the Lenders, if applicable, will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred by the Lenders except in accordance with the terms of the Transaction Documents (as defined in the Notes) and pursuant to registration or available exemptions therefrom under the laws of such act and applicable state securities laws.

ARTICLE 5
REMEDIES

5.1	Remedies

(a)

Upon the occurrence of an Event of Default, and if such Event of Default not cured within 10 days after the Corporation receives the Lender’s Default Notice, the Lenders may, at their option, provide written notice to the Pledgor and (i) any or all of the Obligations will at the option of the Lenders become immediately due and payable or be subject to immediate performance, as the case may be, without presentment, protest or notice of dishonour, all of which are expressly waived, (ii) the obligation, if any, of the Lenders to extend further credit to the Pledgor will cease, (iii) any or all security granted hereby will, at the option of the Lenders, become immediately enforceable, and (iv) in addition to any right or remedy provided by Law, the Lenders will have the rights and remedies set out below, all of which rights and remedies will be enforceable successively, concurrently or both:

		(i)	transfer any part of the Collateral into the name of the Lenders or their nominee;

		(ii)	vote any of the Collateral (whether or not registered in the name of the Lenders or their nominee) and give or withhold all consents and waivers in respect thereof;

(iii)

exercise all rights of conversion, exchange or subscription, or any other rights, privileges or options pertaining to any of the Collateral, including, without limitation, the right to exchange at their discretion any of the Collateral upon the amalgamation, arrangement, merger, consolidation or other reorganization of the issuer of the Collateral, all without liability except to account for property actually received by the Lenders;

(iv)

from time to time realise upon, collect, sell, transfer, assign, give options to purchase or otherwise dispose of and deliver any Collateral in such manner as may seem advisable to the Lenders. For such purposes each requirement relating thereto and prescribed by law or otherwise is hereby waived by the Pledgor to the extent permitted by law and in any offer or sale of any of the Collateral the Lenders are authorized to comply with any limitation or restriction in connection with such offer or sale as the Lenders may be advised by counsel is necessary in order to avoid any violation of applicable Law, or in order to obtain any required approval of the sale or of the purchase by any governmental or regulatory authority or official. Such compliance will not result in such sale being considered (or deemed) not to have been made in a commercially reasonable manner nor will the Lenders be liable or accountable to the Pledgor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction;

(v)	purchase any of the Collateral, whether in connection with a sale made under the power of sale herein contained or pursuant to judicial proceedings or otherwise; and

(vi)	accept the Collateral in satisfaction of the Obligations upon notice to the Pledgor of their intention to do so in the manner required by law.

(b)

The Lenders may (i) grant extensions of time, (ii) take and perfect or abstain from taking and perfecting security, (iii) give up securities, (iv) accept compositions or compromises, (v) grant releases and discharges, and (vi) release any part of the Collateral or otherwise deal with the Pledgor, debtors of the Pledgor, sureties and others and with the Collateral and other security as the Lenders sees fit without prejudice to the liability of the Pledgor to the Lenders or the Lenders’ rights hereunder.

(c)

The Lenders will not be liable or responsible for any failure to seize, collect, realise, or obtain payment with respect to the Collateral and is not bound to institute proceedings or to take other steps for the purpose of seizing, collecting, realising or obtaining possession or payment with respect to the Collateral or for the purpose of preserving any rights of the Lenders, the Pledgor or any other person, in respect of the Collateral.

(d)

The Lenders may apply any proceeds of realisation of the Collateral to payment of reasonable expenses in connection with the preservation and realisation of the Collateral as above described and the Lenders may apply any balance of such proceeds to payment of the Obligations in such order as the Lenders see fit. If there is any surplus remaining, the Lenders may pay it to any Person having a claim thereto in priority to the Pledgor of whom the Lenders have knowledge and any balance remaining must be paid to the Pledgor. If the disposition of the Collateral fails to satisfy the Obligations secured by this Agreement and the aforesaid expenses, the Pledgor will be liable to pay any deficiency to the Lenders forthwith on demand.

5.2        Payment of Expenses.

The Lenders may charge on their own behalf and also pay to others all reasonable out-of-pocket expenses of the Lenders and others, including the fees and disbursements of any experts or advisers (including, without limitation, reasonable legal fees) retained by the Lenders, incurred in connection with realising, collecting, selling, transferring, delivering or obtaining payment for the Collateral, or in connection with the administration of any amendment of this Agreement or incidental to the care, safekeeping or otherwise of any Collateral. The Lenders may deduct the amount of such expenses from any proceeds of disposition of the Lenders.

ARTICLE 6
GENERAL

6.1        Benefit of the Agreement.

This Agreement will enure to the benefit of and be binding upon the successors and assigns of the parties hereto.

6.2        Amendments and Waivers.

No amendments to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

6.3        Assignment.

The rights, title and interest of the Lenders under this Agreement may only be assigned by the Lenders in accordance with the provisions of the Notes. The Pledgor may not assign its obligations under this Agreement without the prior written consent of the Lenders.

6.4        Severability.

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

6.5        Notices.

Any demand, notice or other communication to be given in connection with this Agreement shall be given in accordance with the provisions of the Notes.

6.6        Additional Continuing Security.

This Agreement and the Security Interest granted hereby are in addition to and not in substitution for any other security now or hereafter held by the Lenders and this Agreement is a continuing agreement and security that will remain in full force and effect until discharged by the Lenders.

6.7        Further Assurances.

The Pledgor must at its expense from time to time do, execute and deliver, or cause to be done, executed and delivered, all such financing statements, further assignments, documents, acts, matters and things as may be reasonably requested by the Lenders for the purpose of giving effect to this Agreement or for the purpose of establishing compliance with the representations, warranties and covenants herein contained.

6.8        Power of Attorney.

Upon the occurrence of an Event of Default which has not been waived in writing by the Lenders, the Pledgor hereby irrevocably constitutes and appoints any duly appointed officer for the time being of the Lenders the true and lawful attorney of the Pledgor, with full power of substitution, to do, make and execute all such statements, assignments, documents, acts, matters or things with the right to use the name of the Pledgor whenever and wherever the officer may deem necessary or expedient and from time to time to exercise all rights and powers and to perform all acts of ownership in respect of the Collateral in accordance with this Agreement.

6.9        Discharge.

The Pledgor will not be released or discharged from any of the Obligations or from this Agreement except by a release or discharge signed in writing by the Lenders which shall not be unreasonably withheld or delayed. The Lenders shall, upon indefeasible satisfaction of all of the Obligations of the Pledgor to the Lenders, execute such releases and discharges as the Pledgor may reasonably require, all at the request and sole cost and expense of the Pledgor and return to the Pledgor all Pledged Securities together with all other Collateral in the possession of the Lenders and their nominee.

6.10      Governing Law and Attornment.

This Agreement shall be exclusively (without regard to rules or principals relating to conflicts of laws) governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Pledgor and the Lenders hereby irrevocably and unconditionally attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia and all courts competent to hear appeals therefrom.

6.11      Entire Agreement.

This Agreement has been entered into pursuant to the provisions of the Notes and is subject to all the terms and conditions thereof and, if there is any conflict or inconsistency between the provisions of this Agreement and the provisions of the Notes, the rights and obligations of the parties will be governed by the provisions of the Notes, provided, however, that the existence of remedies in this Agreement which are not contained in the Notes shall not constitute a conflict or inconsistency with the Notes. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Lenders and the Pledgor with respect to the subject matter hereof except as expressly set forth herein or in the Notes and the other documents delivered in connection with the Notes.

6.12      Executed Copy.

The Pledgor acknowledges receipt of a fully-executed copy of this Agreement.

ARTICLE 7
EFFECTIVE TIME

7.1

This Agreement shall only become effective upon the Pledgor having repaid in full all obligations owing by it to Luxor under the Luxor Notes, and the security granted hereunder shall become first ranking upon Luxor having fully complied with Section 10.6 of the Luxor Notes.

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            IN WITNESS WHEREOF the parties have executed and delivered this Agreement under their respective seals by their duly authorized signing officers as of the date first referred to above.

CARDERO RESOURCE CORP.

By:	(signed) Lawrence Talbot
Name: Lawrence Talbot
Title: Vice-President & General Counsel
Authorized Signing Officer

E.L. II PROPERTIES TRUST

By:	(signed) Robert Kopple
Name: Robert C. Kopple, Trustee
Authorized Signing Officer

KOPPLE FAMILY PARTNERSHIP, L.P.
By its General Partner, E.L. II Properties Trust

By:	(signed) Robert Kopple
Name: Robert C. Kopple, Trustee
Authorized Signing Officer